Exhibit 10.1

EXCHANGE AGREEMENT

among

ANTHRACITE CAPITAL, INC.

and

THE HOLDERS LISTED ON SCHEDULES I, II and III HERETO

Dated as of October 30, 2009

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (this “Exchange Agreement”), dated as of October 30, 2009, is entered into among Anthracite Capital, Inc., a Maryland corporation (the “Company”), and the holders and/or beneficial owners listed on Schedules I, II and III hereto (the “Holders”).

Preliminary Statements:

1. The Holders listed on Schedule I are the beneficial owners of certain of the Company’s 7.22% Senior Notes due 2016, in the respective stated principal amounts set forth next to their names on Schedule I (collectively, the “Existing Indenture I Notes”), which Existing Indenture I Notes were issued by the Company on October 4, 2006 pursuant to an Indenture (the “Existing Indenture I”) between the Company and Wells Fargo Bank, N.A., as trustee (in such capacity, the “Existing Trustee I”).

2. The Holder listed on Schedule II is the beneficial owner of one of the Company’s 7.20% Senior Notes due 2016, in the stated principal amount set forth next to its name on Schedule II (the “Existing Indenture II Note”), which Existing Indenture II Note was issued by the Company on October 17, 2006 pursuant to an Indenture (the “Existing Indenture II”) between the Company and Wells Fargo Bank, N.A., as trustee (in such capacity, the “Existing Trustee II”).

3. The Holders listed on Schedule III are the beneficial owners of certain of the Company’s 7.772% (Fixed-to-Floating Rate) Senior Notes due 2017, in the respective stated principal amounts set forth next to their names on Schedule III (collectively, the “Existing Indenture III Notes” and, together with the Existing Indenture I Notes and the Existing Indenture II Note, the “Existing Notes”), which Existing Indenture III Notes were issued by the Company on May 29, 2007 pursuant to an Indenture (the “Existing Indenture III” and, together with the Existing Indenture I and the Existing Indenture II, the “Existing Indentures”) between the Company and Wilmington Trust Company, as trustee (in such capacity, the “Existing Trustee III” and, together with the Existing Trustee I and the Existing Trustee II, the “Existing Trustees”).

4. The Company proposes to issue to the Holders listed on Schedule I unsecured senior notes in the aggregate principal amount equal to $43,500,000 (the “New Indenture I Notes”) in exchange for the transfer by the applicable Holders to the Company of all of the outstanding Existing Indenture I Notes (or beneficial interests therein) held by them, such New Indenture I Notes to be issued pursuant to an Indenture, dated as of the Exchange Date (the “New Indenture I”), between the Company and Wells Fargo Bank, N.A., as trustee (in such capacity, the “Trustee I”).

5. The Company proposes to issue to the Holder listed on Schedule II an unsecured senior note in the principal amount of $7,500,000 (the “New Indenture II Note”) in exchange for the transfer by the applicable Holder to the Company of the Existing Indenture II Note (or the beneficial interest therein), such New Indenture II Note to be issued pursuant to an Indenture, dated as of the Exchange Date (the “New Indenture II”), between the Company and Wells Fargo Bank, N.A., as trustee (in such capacity, the “Trustee II”).

6. The Company proposes to issue to the Holders listed on Schedule III unsecured senior notes in an aggregate principal amount equal to $26,400,000 (the “New Indenture III Notes” and, together with the New Indenture I Notes and the New Indenture II Note, the “Notes”) in exchange for the transfer by the applicable Holders to the Company of all of the outstanding Existing Indenture III Notes (or beneficial interests therein) pursuant to an Indenture, dated as of the Exchange Date (the “New Indenture III” and, together with the New Indenture I and the New Indenture II, the “New Indentures”), between the Company and Wilmington Trust Company, as trustee (in such capacity, the “Trustee III” and, together with the Trustee I and the Trustee II, the “New Trustees”).

7. The Existing Notes do not constitute all of the notes issued under the Existing Indentures and, therefore, the Existing Indentures shall remain in full force and effect.

8. Upon receipt of the Existing Notes from the applicable Holders, the Company proposes to cancel the Existing Notes and to cause the Existing Indentures to be discharged by instruction to the respective Existing Trustees.

NOW, THEREFORE, in consideration of the mutual agreements and subject to the terms and conditions herein set forth, the parties hereto agree as follows:

1. Definitions. This Exchange Agreement, the New Indentures and the Notes are collectively referred to herein as the “Operative Documents.” Terms defined in the recitals above have the respective meanings specified therein.

2. Exchange of the Existing Notes for the Notes.

(a) On the Exchange Date (as defined below in Section 2(h)), the Company hereby agrees to issue the Notes to the applicable Holders in exchange for the transfer by the applicable Holders to the Company of all of their respective interests in, to and under the outstanding Existing Notes. On the Exchange Date, subject to the terms and conditions hereof, the applicable Holders hereby agree to accept the Notes in exchange for the corresponding Existing Notes.

(b) On or prior to the Exchange Date, the Company hereby agrees to deliver to the applicable New Trustee all of the applicable Notes under the respective New Indentures, together with a request for authentication and delivery of such Notes on the Exchange Date, and may not withdraw such delivery and request unless and until this Exchange Agreement is terminated in accordance with Section 9. Prior to or on the Exchange Date, each Holder hereby agrees to cause its collateral manager (or entity performing a similar function) to deliver an issuer order (an “Issuer Order”) instructing each trustee under the indenture pursuant to which it serves as trustee for such Holder to exchange the applicable Existing Notes for the applicable Notes on the Exchange Date and to deliver to the applicable Existing Trustee all of its applicable Existing Notes owned by (or held for) such Holder on the Exchange Date, and may not withdraw such delivery and request unless and until this Exchange Agreement is terminated in accordance with Section 9.

(c) If the applicable Holders elect to have the Notes rated, each Holder shall be responsible for its pro rata portion of any rating agency costs for the Notes that such Holder will acquire upon the Exchange Date. In no event shall any Holder be responsible for any rating agency costs of any other Holder or the fees and expenses set forth in Section 7, and, with respect to rating agency costs, each Holder is solely responsible for its own expenses.

(d) Neither the Company nor the Company’s Board of Directors makes or has made any recommendation to any Holder as to whether to exchange or refrain from exchanging all or any portion of the Existing Notes for the Notes pursuant to this Exchange Agreement. In addition, no one has been authorized to make any such recommendation. Each Holder has made its own decision whether to exchange all of such Holder’s Existing Notes pursuant to this Exchange Agreement based upon such Holder’s own financial positions and requirements and upon such due diligence and advice as it has deemed necessary.

(e) On the Exchange Date, the Company shall direct the applicable New Trustee to authenticate and deliver the respective Notes in accordance with the terms of the applicable New Indenture.

(f) Promptly following the Exchange Date, the Company shall provide written instruction to the applicable Existing Trustee for the purpose of cancelling the Existing Notes.

(g) Each Holder and the Company agrees that, on and as of the Exchange Date, immediately following the satisfaction of the conditions set forth in Section 3 (including, without limitation, the payment of all amounts set forth in Schedule 3(l)), (i) all obligations under the Existing Notes shall be deemed to be fully discharged and satisfied, and (ii) all right, title and interest in and to any payments of principal, interest or any other amounts under or with respect to the Existing Notes, whether or not any of such payments are due or accrued and unpaid, shall be deemed surrendered and forfeited.

(h) The exchange date shall be the date upon which all of the conditions precedent set forth in Section 3 shall have been satisfied (the “Exchange Date”). If the Exchange Date has not occurred on or before October 30, 2009 (the “Expiry Date”), (i) the New Trustees shall return the Notes to the Company, (ii) no exchange shall take place pursuant to this Exchange Agreement and (iii) the Operative Documents shall be terminated in accordance with Section 9.

(i) The Notes shall be delivered by the Company, directly or indirectly, to or at the direction of each Holder without registration of any of the Notes under the Securities Act of 1933, as amended (the “Securities Act”), or any other applicable securities laws in reliance upon exemptions from the registration requirements of the Securities Act and other applicable securities laws.

3. Closing Conditions. The exchange of the Existing Notes for the Notes pursuant to this Exchange Agreement is subject to the timely satisfaction of the following conditions precedent:

(a) On the Exchange Date, the parties to this Exchange Agreement and the New Indentures shall have executed and delivered the Operative Documents to the other parties thereto, in form and substance acceptable to each Holder and the Company (acceptance of such form and substance to be evidenced by such Holder’s or the Company’s execution and delivery thereof).

(b) The representations and warranties contained in this Exchange Agreement, and the statements of the Company and the Holders made in any certificates pursuant to this Exchange Agreement, shall be accurate as of the Exchange Date.

(c) Skadden, Arps, Slate, Meagher and Flom LLP and Miles and Stockbridge P.C., counsel for the Company (collectively, the “Company Counsel”), shall each have delivered an opinion, dated as of the Exchange Date, addressed to the Holders and each New Trustee, in substantially the form set out in Annex A hereto. In rendering their opinion, the Company Counsel may rely as to factual matters upon certificates or other documents furnished by officers and directors of the Company and by governmental officials (provided, however, that copies of any such certificates or documents are delivered to the Holders) and by and upon such other documents as such counsel may, in their reasonable opinion, deem appropriate as a basis for the Company Counsel’s opinions. The Company Counsel may specify the jurisdictions in which they are admitted to practice and that they are not admitted to practice in any other jurisdiction and are not experts in the law of any other jurisdiction. Such Company Counsel opinions shall not state that they are to be governed or qualified by, or that they are otherwise subject to, any treatise, written policy or other document relating to legal opinions, including, without limitation, the Legal Opinion Accord of the ABA Section of Business Law (1991).

(d) The Holders shall have received opinions of Skadden, Arps, Slate, Meagher and Flom LLP, special tax counsel for the Company, dated as of the Exchange Date, addressed to the Holders, in substantially the form set forth in Annex B-1 and Annex B-2 hereto.

(e) The Holders of the New Indenture I Notes and the New Indenture II Note shall have received an opinion of Potter Anderson & Corroon LLP, special counsel to the Trustee I and the Trustee II, dated as of the Exchange Date, addressed to the Holders, in substantially the form set forth in Annex C hereto.

(f) The Holders of the New Indenture III Notes shall have received an opinion of Stevens & Lee, special counsel to the Trustee III, dated as of the Exchange Date, addressed to such Holders, in substantially the form set forth in Annex D hereto.

(g) The Company shall have furnished to the Holders a certificate of the Company, signed by the Chief Executive Officer, President or any Vice President and Chief Financial Officer or Treasurer of the Company, dated as of the Exchange Date, as to the matters set forth in clauses (i) through (iv) below:

(i) the representations and warranties of the Company in this Exchange Agreement are true and correct on and as of the date hereof;

(ii) the Company has complied with all of its agreements in this Exchange Agreement and satisfied all of the conditions in this Exchange Agreement to be performed or satisfied by it at or prior to the date hereof;

(iii) since the date of the Interim Financial Statements (as defined in Section 4(s)), there has been no material adverse change in the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole (a “Material Adverse Change”), except as disclosed or contemplated in the Company’s most recent Annual Report on Form 10-K, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (the “Exchange Act Reports”) filed with the Commission; and

(iv) all of the issued and outstanding shares of capital stock, equity or membership interests of each Significant Subsidiary are owned of record by the Company.

(h) Subsequent to the execution of this Exchange Agreement, there shall not have been any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), earnings, business or assets of the Company and its subsidiaries, taken as a whole, whether or not occurring in the ordinary course of business, the effect of which is, in the Holders’ judgment, so material and adverse as to make it impractical or inadvisable to proceed with the exchange of the Existing Notes for the Notes.

(i) The exchange of the Existing Notes for the Notes as described in this Exchange Agreement shall (i) not be prohibited by any applicable law or governmental regulation, (ii) not subject the Holders to any penalty or, in the reasonable judgment of the Holders, other onerous conditions under or pursuant to any applicable law or governmental regulation and (iii) be permitted by the laws and regulations of the jurisdictions to which the Holders are subject.

(j) The Company shall have received all consents, permits and other authorizations, and made all such filings and declarations, as may be required from any person or entity pursuant to any law, statute, regulation or rule (federal, state, local and foreign), or pursuant to any agreement, order or decree to which the Company is a party or to which it is subject, in connection with the transactions contemplated by this Exchange Agreement.

(k) Prior to the Exchange Date, the Company shall have furnished to the Holders and their counsel such further information, opinions, certificates and documents as the Holders or their counsel may reasonably request.

(l) The Holders shall have received satisfactory evidence that the applicable Existing Trustee under the applicable Existing Indenture has received the payments with respect to the Existing Notes more specifically described on Funds Flow and Settlement Statement attached hereto as Schedule 3(l).

(m) The Company shall have instructed the applicable Existing Trustee under the applicable Existing Indenture to cancel the Existing Notes as promptly as reasonably practicable upon consummation of the exchange.

(n) There shall be no continuing event of default (as defined in the respective documents governing any Debt, as defined in the New Indentures), subject to any grace period, if applicable, of the Company or any of its subsidiaries by the Company or any of its subsidiaries in respect of any Debt except, in each case, as has been waived or forgiven.

If any of the conditions specified in this Section 3 shall not have been fulfilled when and as provided in this Exchange Agreement, or if any of the opinions, certificates and documents mentioned above or elsewhere in this Exchange Agreement shall not be reasonably satisfactory in form and substance to the Holders or their counsel, this Exchange Agreement and all of the Holders’ obligations hereunder may be canceled at, or at any time prior to, the Exchange Date by the Holders. Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing.

Each certificate signed by any officer of the Company and delivered to the Holders or the Holders’ counsel in connection with the Operative Documents and the transactions contemplated hereby and thereby shall be deemed to be a representation and warranty of the Company and not by such officer in any individual capacity.

4. Representations and Warranties of the Company. The Company represents and warrants to the Holders, as of the Exchange Date (except as otherwise noted herein), as follows:

(a) Neither the Company nor any of its “Affiliates” (as defined in Rule 501(b) of Regulation D (“Regulation D”) under the Securities Act), nor any person acting on its or their behalf, has, directly or indirectly, made offers or sales of any security, or solicited offers to buy any security, under circumstances that would require the registration of any of the Notes under the Securities Act.

(b) Neither the Company nor any of its Affiliates, nor any person acting on its or their behalf, has (i) offered for sale or solicited offers to purchase the Notes or (ii) engaged in any form of “general solicitation” or “general advertising” (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of any of the Notes.

(c) The Notes (i) are not and have not been listed on a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or quoted on a U.S. automated inter-dealer quotation system and (ii) are not of an open-end investment company, unit investment trust or face-amount certificate company that are, or are required to be, registered under Section 8 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the Notes otherwise satisfy the eligibility requirements of Rule 144A(d)(3) promulgated pursuant to the Securities Act (“Rule 144A(d)(3)”).

(d) Neither the Company nor any of its Affiliates, nor any person acting on its or their behalf, has engaged, or will engage, in any “directed selling efforts” within the meaning of Regulation S under the Securities Act with respect to the Notes.

(e) The Company is not, and, immediately following consummation of the transactions contemplated hereby, will not be, an “investment company” or an entity “controlled” by an “investment company,” in each case within the meaning of Section 3(a) of the Investment Company Act.

(f) The Company has not paid or agreed to pay to any person any compensation for soliciting another to exchange any of the Notes. Neither the Company nor any of its affiliates has offered the Notes or any similar securities during the six months prior to the date hereof to anyone other than the Holders, except as described in Schedule 4(f) hereto. The Company has not dealt with any broker, finder, commission agent, placement agent or arranger in connection with the sale of the Notes and the transactions contemplated by this Exchange Agreement, and the Company is not under any obligation to pay any broker’s fee or commission in connection with such transactions.

(g) Each New Indenture has been duly authorized by the Company and, on the Exchange Date, will have been duly executed and delivered by the Company, and, assuming due authorization, execution and delivery by the applicable New Trustee, will be a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity (the “Enforceability Exceptions”).

(h) The Notes have been duly authorized by the Company and, on the Exchange Date, will have been duly executed and delivered to the respective New Trustees for authentication in accordance with the applicable New Indenture and, when authenticated in the manner provided for in the applicable New Indenture and delivered to the Holders in exchange for the Existing Notes in accordance with this Exchange Agreement, will constitute legal, valid and binding obligations of the Company entitled to the benefits of the applicable New Indenture, enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions.

(i) This Exchange Agreement has been duly authorized, executed and delivered by the Company and is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions and the effect of any applicable public policy against the enforcement of the indemnification provisions of this Exchange Agreement set forth in Section 8.

(j) Neither the issue of the Notes in exchange for the Existing Notes nor the execution and delivery of and compliance with the Operative Documents by the Company, nor the consummation of the transactions contemplated hereby or thereby, (i) will conflict with or constitute a violation or breach of the charter or bylaws or similar organizational documents of the Company or any subsidiary of the Company, or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, governmental authority, agency or instrumentality or court, domestic or foreign (collectively, the “Governmental Entities”), or of any arbitrator, in each case having jurisdiction over the Company or any of its subsidiaries or their respective properties or assets, (ii) will conflict with or constitute a violation or breach of, or a default or Repayment Event (as defined below) under, or result in the creation or imposition of any pledge, security interest, claim, lien or other encumbrance of any kind (each, a “Lien”) upon any property or assets of the Company or any of its subsidiaries pursuant to any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument to which (A)

the Company or any of its subsidiaries is a party or by which it or any of them may be bound, or (B) any of the property or assets of any of the Company or any of its subsidiaries is subject, or any judgment, order or decree or any Governmental Entity, except, in the case of this clause (ii), for such conflicts, breaches, violations, defaults, Repayment Events (as defined below) or Liens which (x) would not, singly or in the aggregate, adversely affect the consummation of the transactions contemplated by the Operative Documents or (y) would not, singly or in the aggregate, have a material adverse effect on the condition (financial or otherwise), earnings, business, liabilities, assets or business prospects of the Company and its subsidiaries, taken as a whole, whether or not occurring in the ordinary course of business (a “Material Adverse Effect”), or (iii) require the consent, approval, authorization or order of any court or Governmental Entity. As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its Significant Subsidiaries (as defined below) prior to its scheduled maturity.

(k) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of Maryland, with all requisite corporate power and authority to own, lease and operate its properties and conduct the business it transacts and proposes to transact, and is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction where the nature of its activities requires such qualification, except where the failure of the Company to be so qualified would not, singly or in the aggregate, have a Material Adverse Effect.

(l) There is no event of default (as defined in the respective documents governing any Debt of the Company or any of its subsidiaries), subject to any grace period, if applicable, by the Company or any of its subsidiaries in respect of any Debt except, in each case, as has been waived or forgiven.

(m) The Company has no subsidiaries that are material to its business, financial condition or earnings other than those subsidiaries listed on Schedule 4(m) hereto (collectively, the “Significant Subsidiaries”). Each Significant Subsidiary is a corporation, partnership, limited liability company, limited partnership or statutory trust duly and properly incorporated, organized or formed, as the case may be, validly existing and in good standing under the laws of the jurisdiction in which it is chartered, organized or formed, with all requisite power and authority to own, lease and operate its properties and conduct the business it transacts and proposes to transact. Each Significant Subsidiary is duly qualified to transact business and is in good standing in each jurisdiction where the nature of its activities requires such qualification, except where the failure to be so qualified would not, singly or in the aggregate, have a Material Adverse Effect. No subsidiary of the Company (other than a taxable REIT subsidiary, if any) is currently prohibited, directly or indirectly, under any agreement or other instrument, other than as required by applicable law, pursuant to the senior secured credit facilities described in the Company’s Current Report on Form 8-K filed with the Commission on May 21, 2009 and the Credit Agreement, dated as of March 7, 2008, between the Company and BlackRock Holdco 2, Inc. (as amended by the Amendment No. 1 and Reaffirmation, dated December 22, 2008, between the Company and BlackRock Holdco 2, Inc.) (the “Secured Facilities”) except as disclosed in the Exchange Act Reports, to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such Significant Subsidiary’s capital stock or other partnership interests (general or limited) in a partnership, membership interests in a limited liability company and the shares or stock interests (both common stock and preferred stock) in a corporation (“Equity Interests”) from repaying to the Company any loans or advances to such Significant Subsidiary from the Company or from transferring any of such Significant Subsidiary’s properties or assets to the Company or any other subsidiary of the Company.

(n) The Company and each of the Company’s subsidiaries hold all necessary approvals, authorizations, orders, licenses, consents, registrations, qualifications, certificates and permits (collectively, the “Governmental Licenses”) of and from Governmental Entities necessary to conduct their respective businesses as now being conducted, and neither the Company nor any of the Company’s subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental License, except where the failure to be so licensed or approved or the receipt of an unfavorable decision, ruling or finding, would not, singly or in the aggregate, have a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity or the failure of such Governmental Licenses to be in full force and effect, would not, singly or in the aggregate, have a Material Adverse Effect; and the Company and its subsidiaries are in compliance with all applicable laws, rules, regulations, judgments, orders, decrees and consents, except where the failure to be in compliance would not, singly or in the aggregate, have a Material Adverse Effect.

(o) All of the issued and outstanding Equity Interests of the Company and each of its Significant Subsidiaries are validly issued, fully paid and nonassessable; except for Liens of the Secured Facilities, all of the issued and outstanding Equity Interests of each subsidiary of the Company is owned by the Company, directly or through subsidiaries, free and clear of any Lien, claim or equitable right; and none of the issued and outstanding Equity Interests of the Company or any subsidiary was issued in violation of any preemptive or similar rights arising by operation of law, under the organizational documents of such entity or under any agreement to which the Company or any of its Subsidiaries is a party.

(p) Neither the Company nor any of its subsidiaries is (i) in violation of its respective charter or by-laws or similar organizational documents or (ii) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument to which the Company or any such subsidiary is a party or by which it or any of them may be bound or to which any of the property or assets of any of them is subject, except, (x) in the case of clauses (i) and (ii), except as disclosed in the Exchange Act Reports (including, without limitation, interest and preferred stock dividend arrearages described in the Exchange Act Reports) and (y) in the case of clause (ii), where such violation or default would not, singly or in the aggregate, have a Material Adverse Effect.

(q) Except as set forth on Schedule 4(q) hereto, there is no action, suit or proceeding before or by any Governmental Entity, now pending or, to the knowledge of the Company after due inquiry, threatened against or affecting the Company or any of the Company’s subsidiaries, except for such actions, suits or proceedings, that, if adversely determined, would not, singly or in the aggregate, adversely affect the consummation of the transactions contemplated by the Operative Documents or have a Material Adverse Effect; and the aggregate of all pending legal or governmental proceedings to which the Company or any of its subsidiaries is a party or of which any of their respective properties or assets is subject, including ordinary routine litigation incidental to the Company’s and its subsidiaries’ business, are not expected to result in a Material Adverse Effect.

(r) To the best of the Company’s knowledge, the accountants of the Company who certified the Financial Statements (as defined below) are independent public accountants of the Company and its subsidiaries within the meaning of the Securities Act, and the rules and regulations of the Commission thereunder.

(s) The audited consolidated financial statements (including the notes thereto) and schedules of the Company and its consolidated subsidiaries for the fiscal year ended December 31, 2008 (the “Financial Statements”) and the interim unaudited consolidated financial statements of the Company and its consolidated subsidiaries for the three and six months ended June 30, 2009 (the “Interim Financial Statements”) provided to the Holders are the most recent available audited and unaudited consolidated financial statements of the Company and its consolidated subsidiaries, respectively, and fairly present in all material respects, in accordance with U.S. generally accepted accounting principles (“GAAP”), the financial position of the Company and its consolidated subsidiaries, and the results of operations and changes in financial condition as of the dates and for the periods therein specified, subject (i) to, in the case of the Financial Statements and Interim Financial Statements, the retrospective application of Financial Accounting Standards Board Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement),” and (ii), to, in the case of Interim Financial Statements, year-end adjustments (which are expected to consist solely of normal recurring adjustments). Such consolidated financial statements and schedules have been prepared in accordance with GAAP, consistently applied throughout the periods involved (except as otherwise noted therein). Without in any way qualifying its representations in this subsection (s), including without limitation the preparation of financial statements in accordance with GAAP, the Company notes, as disclosed in its filings with the Commission: (i) its consolidated financial statements have been prepared on a going concern basis of accounting which contemplates continuity of operations and realization of assets, liabilities and commitments in the normal course of business; (ii) the result thereof is that there are substantial doubts that the Company will be able to continue as a going concern and, therefore, may be unable to realize its assets and discharge its liabilities in the normal course of business; and (iii) the financial statements referred to above do not reflect any adjustments relating to the recoverability and classification of recorded asset amounts or to the amounts and classification of liabilities that may be necessary should the Company be unable to continue as a going concern.

(t) Neither the Company nor any of its subsidiaries has any material liability, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes, except for (i) liabilities set forth in the Financial Statements or the Interim Financial Statements and (ii) normal fluctuations in the amount of the liabilities referred to in clause (i) above occurring in the ordinary course of business of the Company and all of its subsidiaries since the date of the most recent balance sheet included in such Financial Statements and (iii)

liabilities disclosed in the Exchange Act Reports. Without in any way qualifying its representations in this subsection (t), the Company notes, as disclosed in its filings with the Commission, that the financial statements referred to above do not reflect any adjustments relating to the recoverability and classification of recorded asset amounts or to the amounts and classification of liabilities that may be necessary should the Company be unable to continue as a going concern.

(u) Since the date of the most recent Interim Financial Statements, except as disclosed in the Company’s filings with the Commission, there has not been (i) any Material Adverse Change, or (ii) any dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock other than regular quarterly dividends on the Company’s common stock and the Company’s preferred stock.

(v) The documents of the Company filed with the Commission in accordance with the Exchange Act, from and including the commencement of the fiscal year covered by the Company’s most recent Annual Report on Form 10-K, at the time they were or hereafter are filed by the Company with the Commission (collectively, the “1934 Act Reports”), complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission thereunder (the “1934 Act Regulations”), and did not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and other than such instruments, agreements, contracts and other documents as are filed as exhibits to the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, there are no instruments, agreements, contracts or documents of a character described in Item 601 of Regulation S-K promulgated by the Commission to which the Company or any of its subsidiaries is a party, and which the Company is required to file, other than such as are permitted to be filed with the Company’s next periodic report under the 1934 Act Regulations. The Company is in compliance with all currently applicable requirements of the Exchange Act that were added by the Sarbanes-Oxley Act of 2002.

(w) No labor dispute with the employees, if any, of the Company or any of its subsidiaries exists or, to the knowledge of the executive officers of the Company, is imminent, except those which would not, singly or in the aggregate, have a Material Adverse Effect.

(x) No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any Governmental Entity, other than those that have been made or obtained, is necessary or required for the performance by the Company of its obligations under the Operative Documents, as applicable, or the consummation by the Company of the transactions contemplated by the Operative Documents.

(y) The Company and each subsidiary of the Company has good and marketable title to all of its respective real and personal properties, in each case free and clear of all Liens and defects, except for those that would not, singly or in the aggregate, have a Material Adverse Effect and except for those pursuant to the Secured Facilities as described or set forth in the Exchange Act Reports; and all of the leases and subleases under which the Company or any subsidiary of the Company holds properties are in full force and effect, except where the failure of such leases and subleases to be in full force and effect would not, singly or in the aggregate, have a Material Adverse Effect, and neither the Company nor any subsidiary of the Company has any notice of any claim of any sort that has been asserted by anyone adverse to the rights of the Company or any subsidiary of the Company under any such leases or subleases, or affecting or questioning the rights of such entity to the continued possession of the leased or subleased premises under any such lease or sublease, except for such claims that would not, singly or in the aggregate, have a Material Adverse Effect.

(z) Commencing with its taxable year ended December 31, 2004 the Company has been organized and operated in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Company’s proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code, and no actions have been taken (or not taken which are required to be taken) which would cause such qualification to be lost subject to the proviso set forth in Section 6(i) of this Exchange Agreement, Section 6(i) of the Exchange Agreement, dated as of May 29, 2009, among the Company and the holders listed on Schedule I thereto, and Section 6(i) of the Exchange Agreement, dated as of July 22, 2009, between the Company and the holder listed on Schedule I thereto.

(aa) The Company and each of the Significant Subsidiaries have timely and duly filed all material Tax Returns (as defined below) required to be filed by them, and all such Tax Returns are true, correct and complete in all material respects. The Company and each of the Significant Subsidiaries have timely and duly paid in full all material Taxes required to be paid by them (whether or not such amounts are shown as due on any Tax Return). There are no material federal, state, or other Tax audits or deficiency assessments proposed or pending with respect to the Company or any of the Significant Subsidiaries, and no such audits or assessments are, to the knowledge of the Company, threatened. As used herein, the terms “Tax” or “Taxes” mean (i) all federal, state, local, and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any Governmental Entity, and (ii) all liabilities in respect of such amounts arising as a result of being a member of any affiliated, consolidated, combined, unitary or similar group, as a successor to another person or by contract. As used herein, the term “Tax Returns” means all federal, state, local, and foreign Tax returns, declarations, statements, reports, schedules, forms, and information returns and any amendments thereto filed or required to be filed with any Governmental Entity.

(bb) The Company intends to treat the Notes as indebtedness for United States federal income tax purposes, to report consistently with such treatment in its Tax Return filings and not to take any position inconsistent with such treatment.

(cc) The books, records and accounts of the Company and its subsidiaries accurately and fairly reflect, in reasonable detail, the transactions in, and dispositions of, the assets of, and the results of operations of, the Company and its subsidiaries. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the Company and its subsidiaries that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(dd) The Company and the Significant Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts in all material respects as are customary in the businesses in which they are engaged or propose to engage after giving effect to the transactions contemplated hereby, it being understood that the only insurance held by the Company and the Significant Subsidiaries are director’s and officer’s liability insurance policies. All policies of insurance and fidelity or surety bonds insuring the Company or any of the Significant Subsidiaries or the Company’s or Significant Subsidiaries’ respective businesses, assets, employees, officers and directors are in full force and effect. The Company and each of its subsidiaries are in compliance with the terms of such policies and instruments in all material respects. Neither the Company nor any Significant Subsidiary has reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect. Within the past twelve months, neither the Company nor any Significant Subsidiary has been denied insurance coverage which it has sought or for which it has applied.

(ee) The Company and its subsidiaries or any person acting on behalf of the Company and its subsidiaries including, without limitation, any director, officer, agent or employee of the Company or its subsidiaries has not, directly or indirectly, while acting on behalf of the Company and its subsidiaries (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any other unlawful payment.

(ff) Except as could not reasonably be expected to have a Material Adverse Effect (i) none of the facilities and properties currently owned, leased or operated by the Company and its subsidiaries (collectively the “Properties”) contain any Hazardous Materials in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law, (ii) neither the Company nor any of its subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws, (iii) to the Company’s knowledge, Hazardous Materials have not been transported to or disposed of from the Properties in violation of any Environmental Law, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law, and (iv) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Company, threatened, under any Environmental Law to which any of the Company or its subsidiaries is or will be named as a party with respect to the Properties.

As used herein, “Hazardous Material” shall include, without limitation, any flammable materials, explosives, radioactive materials, hazardous substances, hazardous wastes, toxic substances, asbestos, petroleum, petroleum products and any hazardous material as defined as such by any federal, state or local environmental law, statute, ordinance, rule or regulation, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601-9675 (“CERCLA”), the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §§ 5101-5127, the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§ 6901-6992k, the Emergency Planning and Community Right-to-Know Act of 1986, as amended, 42 U.S.C. §§ 11001-11050, the Toxic Substances Control Act, as amended, 15 U.S.C. §§ 2601-2692, the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. §§ 136-136y, the Clean Air Act, as amended, 42 U.S.C. §§ 7401-7642, the Clean Water Act, as amended (Federal Water Pollution Control Act), 33 U.S.C. §§ 1251-1387, the Safe Drinking Water Act, as amended, 42 U.S.C. §§ 300f-300j-26, and the Occupational Safety and Health Act, as amended, 29 U.S.C. §§ 651-678, and any analogous state laws, as any of the above may be amended from time to time and in the regulations promulgated pursuant to each of the foregoing (including environmental statutes and laws not specifically defined herein) (individually, an “Environmental Law” and collectively, the “Environmental Laws”).

5. Representations and Warranties of the Holders. Each of the Holders, severally and not jointly, represents and warrants to the Company, as of the Exchange Date, as follows:

(a) Such Holder is aware that the Notes have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to “U.S. persons” (as defined in Regulation S under the Securities Act) except in accordance with Rule 903 of Regulation S under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act.

(b) Such Holder is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

(c) Neither such Holder, nor any of such Holder’s Affiliates, nor any person acting on such Holder’s or such Holder’s Affiliate’s behalf has engaged, or will engage, in any form of “general solicitation” or “general advertising” (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Notes.

(d) Such Holder understands and acknowledges that (i) no public market exists for any of the Notes and that it is unlikely that a public market will ever exist for the Notes, (ii) such Holder is acquiring the Notes for its own account, for investment and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or other applicable securities laws, subject to any requirement of law that the disposition of its property be at all times within its control and subject to its ability to resell such Notes pursuant to an effective registration statement under the Securities Act (provided, however, that such Holder shall not have the right to cause the Company to file a registration statement under the Securities Act) or pursuant to an exemption therefrom or in a transaction not subject thereto, and such Holder agrees to the legends and transfer restrictions applicable to the Notes contained in the applicable New Indenture, and (iii) such Holder has had the opportunity to ask questions of, and receive answers and request additional information from, the Company and is aware that it may be required to bear the economic risk of an investment in the Notes. Such Holder has not engaged any broker, finder or other entity acting under its authority that is entitled to any broker’s commission or other fee in connection with this Exchange Agreement and the consummation of transactions contemplated by this Exchange Agreement, and the purchase of Notes by such Holder has not been solicited by or through anyone other than the Company.

(e) Such Holder is duly formed, validly existing and in good standing under the laws of the jurisdiction in which it is organized with all requisite power and authority to execute, deliver and perform the Operative Documents to which it is a party, to make the representations and warranties specified in the Operative Documents and to consummate the transactions contemplated in the Operative Documents.

(f) This Exchange Agreement has been duly authorized, executed and delivered by such Holder and is a legal, valid and binding obligation of such Holder, enforceable against such Holder in accordance with its terms, subject to the Enforceability Exceptions and the effect of any applicable public policy against the enforcement of the indemnification provisions of this Exchange Agreement set forth in Section 8, and no filing with, or authorization, approval, consent, license, order registration, qualification or decree of, any governmental body, agency or court having jurisdiction over such Holder, other than those that have been made or obtained, is necessary or required for the performance by such Holder of its obligations under this Exchange Agreement or to consummate the transactions contemplated herein.

(g) Such Holder (i) is the holder of record (except in the case of global notes held by The Depository Trust Company or its nominee) and sole legal and beneficial owner of its respective Existing Notes and related Transferred Rights (as defined below), (ii) has not entered into any agreement to sell, assign, convey, transfer or otherwise dispose of, in whole or in part, the Existing Notes to be exchanged by such Holder hereunder and (iii) will convey to the Company good title to the Existing Notes free and clear of any Lien.

“Transferred Rights” means any and all of such Holder’s right, title, and interest in, to and under such Holder’s Existing Notes, including, without limitation, the following:

(i) the Existing Indentures;

(ii) all amounts payable to such Holder under the Existing Notes and/or the Existing Indentures, excluding, however, amounts payable on account of interest and set forth on Schedule 3(l);

(iii) all claims (including “claims” as defined in Section §101(5) of the Bankruptcy Code, suits, causes of action, and any other right of such Holder, whether known or unknown, against the Company or any of its affiliates, agents, representatives, contractors, advisors, or any other entity that in any way is based upon, arises out of or is related to any of the foregoing, including all claims (including contract claims, tort claims, malpractice claims, and claims under any law governing the exchange of, purchase and sale of, or indentures for, securities), suits, causes of action, and any other right of such Holder against any attorney, accountant, financial advisor, or other entity arising under or in connection with the Existing Notes, the Existing Indentures or the transactions related thereto or contemplated thereby;

(iv) all guarantees and all collateral and security of any kind for or in respect of the foregoing;

(v) all cash, securities, or other property, and all setoffs and recoupments, to be received, applied, or effected by or for the account of such Holder under the Existing Notes and the Existing Indentures, other than fees, costs and expenses payable to such Holder hereunder and all cash, securities, interest, dividends, and other property that may be exchanged for, or distributed or collected with respect to, any of the foregoing; and

(vi) all proceeds of the foregoing.

(h) Neither the exchange of the Existing Notes for the Notes, nor the execution and delivery of and compliance with the Operative Documents by such Holder, nor the consummation of the transactions contemplated herein or therein, (i) will conflict with or constitute a violation or breach of the organizational documents of such Holder or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, governmental authority, agency or instrumentality or court, domestic or foreign, having jurisdiction over such Holder or its properties or assets, (ii) will conflict with or constitute a violation or breach of, or a default or Holder Repayment Event (as defined below) under, or result in the creation or imposition of any Lien upon any property or assets of such Holder pursuant to any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument to which such Holder is a party or by which it may be bound, or to which any of the property or assets of such Holder is subject, or any judgment, order or decree or any Governmental Entity, except, in the case of this clause (ii), for such conflicts, breaches, violations, defaults, Holder Repayment Events or Liens which would not, singly or in the aggregate, adversely affect the consummation of the transactions contemplated by the Operative Documents. As used herein, “Holder Repayment Event” means, with respect to any Holder, any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by such Holder or any of its subsidiaries prior to its scheduled maturity.

6. Covenants and Agreements of the Company. The Company covenants to the Holders as follows:

(a) The Company will not, and it will not permit any of its Affiliates or any person acting on its or their behalf (it being understood that the Holders are not persons acting on the Company’s or its subsidiaries behalf) to, resell any Notes that have been acquired by any of them.

(b) The Company will not, and it will not permit any of its Affiliates or any person acting on its or their behalf to, engage in any “directed selling efforts” within the meaning of Regulation S under the Securities Act with respect to the Notes.

(c) The Company will not, and it will not permit any of its Affiliates or any person acting on its or their behalf to, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of any of the Notes under the Securities Act.

(d) The Company will not, and it will not permit any of its Affiliates or any person acting on its or their behalf to, engage in any form of “general solicitation” or “general advertising” (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of any of the Notes.

(e) So long as any of the Notes are outstanding, (i) the Notes shall not be listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system, (ii) the Company shall not be an open-end investment company, unit investment trust or face-amount certificate company that is, or is required to be, registered under Section 8 of the Investment Company Act, and, the Notes shall otherwise satisfy the eligibility requirements of Rule 144A(d)(3) and (iii) the Company shall not engage, in any activity that would cause it to be an “investment company” under the provisions of the Investment Company Act.

(f) The Company shall, during any period in which it is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, furnish to (i) the Holders, and subsequent holders of the Notes, (ii) any beneficial owner of the Notes reasonably identified to the Company (which identification may be made by such beneficial owner or by any Holder) or (iii) any designee of (i) or (ii) above, a duly completed and executed officer’s financial certificate in the form attached hereto as Annex E, including the financial statements and general and administrative expense reports referenced in such Annex, which certificate and financial statements shall be so furnished by the Company not later than forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company and not later than ninety (90) days after the end of each fiscal year of the Company to the extent such financial statements are not publicly available by such dates via the Commission’s Electronic Data Gathering, Analysis and Retrieval system.

(g) The Company shall, during any period in which it is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, or it is not exempt from such reporting requirements pursuant to and in compliance with Rule 12g3-2(b) under the Exchange Act, provide to each holder of the Notes and to each prospective purchaser (as designated by such holder) of the Notes, upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Securities Act, if applicable. If the Company is required to register under the Exchange Act, such reports filed in compliance with Rule 12g3-2(b) shall be sufficient information as required above. This covenant is intended to be for the benefit of the Holders and any subsequent holders of the Notes.

(h) The Company will not, until one hundred eighty (180) days following the Exchange Date, without the Holders’ prior written consent, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, directly or indirectly, (i) any notes or other securities substantially similar to the Notes other than as contemplated by this Exchange Agreement or (ii) any other securities convertible into, or exercisable or exchangeable for, any notes or other securities substantially similar to the Notes if such action, in each case, will result in the Notes being required to be registered under the Securities Act.

(i) The Company will use its best efforts to meet the requirements to qualify as a REIT under sections 856 through 860 of the Code, effective for the taxable year ending December 31, 2009 (and each fiscal quarter of such year) and succeeding taxable years; provided, however, that the Company shall not be required to comply with any REIT distribution requirements unless and except to the extent that the Company is permitted to do so under the New Indentures (including by reason of a consent by the holders thereunder).

(j) The Company will not identify any of the Indemnified Parties (as defined in Section 8(a)) in a press release or any other public statement (expressly excluding any such disclosure contained in a required filing with the Commission or which is required by law, any regulatory authority (including self-regulatory authority) or legal proceeding) without the prior written consent of such Indemnified Party, which consent shall not be unreasonably withheld.

(k) The Holders are granted the right under certain of the New Indentures to request the substitution of new notes for all or a portion of the Notes held by them. The Company is required under the terms of the applicable New Indenture to issue such notes (the “Replacement Notes”) upon the Holders surrendering a like amount of Notes to the Company. The Replacement Notes shall bear terms identical to the Notes with the sole exception of interest payment dates (and corresponding redemption date and maturity date), which will be specified by the Holders. In no event will the interest payment dates (and corresponding redemption date and maturity date) on the Replacement Notes vary by more than sixty (60) calendar days from the original interest payment dates (and corresponding redemption date and maturity date) under the Notes. The Company agrees to cooperate with all reasonable requests of the Holders in connection with any of the foregoing, provided, that no action requested of the Company in connection with such cooperation shall materially increase the obligations or materially decrease the rights of the Company pursuant to such documents.

(l) The Company and the Holders covenant and agree to execute and deliver (whether at or after the Exchange Date) such other agreements, opinions and certificates as may be reasonably required in order to cancel the Existing Notes, all on or after the Exchange Date and in accordance with the terms and conditions set forth in each applicable Existing Indenture.

(m) The Company will treat the Notes as indebtedness for Unites States federal income tax purposes, will report consistently with such treatment in its Tax Return filings, and will take no position inconsistent with such treatment.

7. Payment of Expenses. The Company agrees to pay all costs and expenses incident to the performance of the obligations of the Company under this Exchange Agreement, whether or not the transactions contemplated herein are consummated or this Exchange Agreement is terminated, including (i) all costs and expenses of the Company incidental to the authorization, issuance, exchange and delivery of the Notes for the Existing Notes and any taxes payable in connection therewith; (ii) the fees and expenses of the counsel, the accountants and any other experts or advisors retained by the Company; (iii) the fees and all reasonable expenses of each of the Existing Trustees under the applicable Existing Indentures, the New Trustees and any other trustee or paying agent taking action or appointed under the Operative Documents, including the fees and disbursements of counsel for such trustees; and (iv) the fees and expenses of (A) Edwards Angell Palmer & Dodge LLP, special counsel retained by the Holders, except for Taberna Preferred Funding IX, Ltd. and (B) Winston & Strawn LLP, special counsel to Taberna Preferred Funding IX, Ltd., provided that the Company’s obligation to pay fees and expenses described in clause (A) above shall be limited to $95,000 and the Company’s obligation to pay the fees and expenses described in clause (B) above shall be limited to $81,000.

8. Indemnification. (a) The Company (A) agrees to indemnify and hold harmless the Holders, the Holders’ affiliates, (including Kodiak Capital Management Company LLC, Attentus Management Group, LLC and Taberna Capital Management, LLC) (collectively, the “Indemnified Parties”), each person, if any, who “controls” any of the Indemnified Parties within the meaning of either the Securities Act or the Exchange Act, and the Indemnified Parties’ respective directors, officers, employees and agents against any and all losses, claims, damages or liabilities, joint or several, to which the Indemnified Parties or any of them may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon or connected with (i) any untrue statement or alleged untrue statement of a material fact contained in any information or documents furnished or made available to the Holders by or on behalf of the Company of, (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) the breach or alleged breach of any representation, warranty or agreement of the Company contained herein or (iv) the execution and delivery by the Company of the Operative Documents, and the consummation by the Company of the transactions contemplated by, this Exchange Agreement or any other Operative Document, and (B) agrees to reimburse each such Indemnified Party, as incurred, for any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such loss, claim, damage, liability or action, except to the extent any such loss, claim, damage, liability or action is the direct result of any bad faith, fraudulent misrepresentation or willful misconduct by any such Indemnified Party. The indemnity agreements contained in this Section 8 are in addition to any liability which the Company may otherwise have. For the avoidance of doubt, the indemnity provided by this Section 8 does not apply to any tax liability that arises out of or is based on the acquisition, ownership, modification or disposition of the Notes, the Existing Notes, or any direct or indirect interest therein.

(b) Promptly after receipt by an Indemnified Party under this Section 8 of notice of the commencement of any action, such Indemnified Party will, if a claim in respect thereof is to be made against the Company under this Section 8, promptly notify the Company in writing of the commencement thereof; but the failure so to notify the Company (i) will not relieve the Company from liability under paragraph (a) above unless and to the extent that such failure results in the forfeiture by the Company of material rights and defenses and (ii) will not, in any event, relieve the Company from any obligations to any Indemnified Party other than the indemnification obligation provided in paragraph (a) above. The Holders shall be entitled to appoint counsel to represent the Indemnified Party in any action for which indemnification is sought. The Company may participate at its own expense in the defense of any such action; provided, that counsel to the Company shall not (except with the consent of the Indemnified Party) also be counsel to the Indemnified Party. In no event shall the Company be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, unless a conflict of interest might result. The Company will not, without the prior written consent of the Indemnified Parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not the Indemnified Parties are actual or potential parties to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action, suit or proceeding.

9. Termination; Survival. This Exchange Agreement shall be subject to termination in the absolute discretion of the Holders, by notice given to the Company prior to delivery of the Existing Notes and exchange for the Notes, if prior to such time (i) the Company shall be unable to issue and deliver to the Holders Notes in an aggregate principal amount equal to at least $43,500,000, $7,500,000 and $26,400,000 with respect to the New Indenture I Notes, the New Indenture II Note and the New Indenture III Notes, respectively, or (ii) if the Exchange Date has not occurred on or prior to the Expiry Date. The respective agreements, representations, warranties, indemnities and other statements of the Company or its officers and of the Holders set forth in or made pursuant to this Exchange Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Holders or the Company or any of the their respective officers, directors or controlling persons, and will survive delivery of and the exchange for the Notes. The provisions of Sections 7 and 8 shall survive the termination or cancellation of this Exchange Agreement.

10. Amendments. This Exchange Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement by each of the parties hereto.

11. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Holders, will be mailed, delivered by hand or courier or sent by facsimile or electronic mail and confirmed:

If to Holders, to the respective addresses set forth on Schedules I, II and III hereof, in each case with a copy (which shall not constitute notice) to:

Edwards Angell Palmer & Dodge LLP

111 Huntington Avenue

Boston, MA 02199

Attention: John D. Casais

Facsimile: (617) 227-4420

If to the Company, to:

Anthracite Capital, Inc.

40 East 52nd Street

New York, New York 10022

Facsimile: (212) 810-8765

Attention: Chief Financial Officer

All such notices and communications shall be deemed to have been duly given (i) at the time delivered by hand, if personally delivered, (ii) five (5) business days after being deposited in the mail, postage prepaid, if mailed, (iii) the next business day after being telecopied or (iv) the next business day after timely delivery to a courier, if sent by overnight air courier guaranteeing next-day delivery. From and after the Exchange Date, the foregoing notice provisions shall be superseded by any notice provisions of the Operative Documents under which notice is given. The Holders and the Company, and their respective counsel, may change their respective notice addresses, from time to time, by written notice to all of the foregoing persons.

12. Parties in Interest. This Exchange Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing expressed or mentioned in this Exchange Agreement is intended or shall be construed to give any person other than the parties hereto and the affiliates, directors, officers, employees, agents and controlling persons referred to in Section 8 hereof and their successors, assigns, heirs and legal representatives, any right or obligation hereunder. None of the rights or obligations of the Company under this Exchange Agreement may be assigned, whether by operation of law or otherwise, without the Holders’ prior written consent. The rights and obligations of the Holders under this Exchange Agreement may be assigned by the Holders without the Company’s consent; provided, that the assignee assumes the obligations of the Holders under this Exchange Agreement.

13. Limitation. No recourse shall be had to any subscriber, officer, director, employee, trustee, equity holder, certificate holder, incorporator or agent of any of the Holders or their respective successors or assigns for any obligations hereunder. The Company further agrees (i) not to take any action in respect of any claims hereunder against any subscriber, officer, director, employee, trustee, equity holder, certificate holder, incorporator or agent of any of the Holders or any of their successors or assigns that is an investment vehicle issuing collateralized debt obligations and (ii) not to institute against any successor or assign of any of the Holders that is an investment vehicle issuing collateralized debt obligations any insolvency, bankruptcy, reorganization, liquidation or similar proceedings in any jurisdiction until one year and one day or, if longer, the applicable preference period then in effect, as the case may be, shall have elapsed since the final payments to the holders of the securities issued by such investment vehicle.

14. Applicable Law. THIS EXCHANGE AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATING TO THIS EXCHANGE AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).

15. Submission To Jurisdiction. ANY LEGAL ACTION OR PROCEEDING BY OR AGAINST ANY PARTY HERETO OR WITH RESPECT TO OR ARISING OUT OF THIS EXCHANGE AGREEMENT MAY BE BROUGHT IN OR REMOVED TO THE COURTS OF THE STATE OF NEW YORK, IN AND FOR THE COUNTY OF NEW YORK, OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK (IN EACH CASE SITTING IN THE BOROUGH OF MANHATTAN). BY EXECUTION AND DELIVERY OF THIS EXCHANGE AGREEMENT, EACH PARTY ACCEPTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS (AND COURTS OF APPEALS THEREFROM) FOR LEGAL PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS EXCHANGE AGREEMENT.

16. Confidentiality. For the purposes hereof, “Confidential Information” means information delivered to the Holders, any subsequent holder of the Notes or any beneficial owner of the Notes, or any person acting on their behalf, by or on behalf of the Company in connection with the transactions contemplated by or otherwise pursuant to this Exchange Agreement, including, without limitation, the certificates and financial statements delivered pursuant to Section 6(f) hereof and other information provided by the Company and identified by the Company as being confidential; provided that such term does not include information that (a) was publicly known or otherwise known to the Holders, any subsequent holder of the Notes or any beneficial owner of the Notes prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission in violation of any obligation of confidentiality by the Holders, any subsequent holder of the Notes or any beneficial owner of the Notes or any person acting on their behalf, (c) otherwise becomes known to the Holders, any subsequent holder of the Notes or any beneficial owner of the Notes other than through disclosure by the Company or (d) consists of statistical credit information (other than loan or portfolio information) derived from the financial information comprising a part of the Confidential Information but in no event identifying directly or indirectly the Company. The Holders, any subsequent holder of the Notes and any beneficial owner of the Notes shall maintain the confidentiality of such Confidential Information and shall not share, deliver or otherwise disclose the Confidential Information to any other person or entity; provided that the Holders, any subsequent holder of the Notes or any beneficial owner of the Notes may share, deliver or disclose Confidential Information to (i) their respective directors, officers, employees, affiliates and affiliates’ employees and outside advisors to the extent they agree to or are subject to the confidentiality provisions contained herein, (ii) to any prospective purchaser of the Notes, provided that the holder seeking to transfer such Notes obtains such prospective purchaser’s agreement, in writing, that such prospective purchaser agrees to be subject to the confidentiality restrictions contained herein prior to delivery, and as a condition to receipt, of such Confidential Information, or (iii) any other person to which such sharing, delivery or disclosure is required (w) at the request of any regulatory authority (including, but not limited to, any self-regulatory authority), (x) to effect compliance with any applicable law, rule, regulation or order, (y) in response to any subpoena or other legal process or (z) in connection with any litigation to which any Holder, any subsequent holder of the Notes or any beneficial owner of the Notes is a party; provided, further, that in the case of (x), (y) or (z), the party subject to such obligation shall promptly notify the Company, to the extent such party is legally permitted to do so, of the details of the required disclosure and cooperate with the Company, at the sole expense of the Company, to intervene to oppose, limit or condition such disclosure; and provided, further, that in the case of (w), the party subject to such disclosure obligation will, to the extent such party is legally permitted to do so, advise the Company promptly upon obtaining actual knowledge that any such disclosure has been made.

17. Other Transactions. If the Company enters into any exchange, amendment or restructuring of any notes (other than the Existing Notes) outstanding under the Existing Indentures or the Indenture, dated as of June 15, 2007, between the Company and the trustee named therein, relating to the Company’s 8.1275 (Fixed-to-Floating Rate) Senior Notes due 2017 (each, an “Other Transaction”), the Company will:

(a) give the Holders prompt notice of such Other Transaction;

(b) provide to each Holder such information and documentation, including the documentation by which such Other Transaction was or is to be effected, as such Holder may reasonably request in connection with its evaluation of such Other Transaction;

(c) permit each Holder to exchange its Notes for the same consideration received by the holders of notes exchanged in such Other Transaction, adjusting the amount of such consideration to take into account the exchange hereunder of such Holder’s Existing Notes for Notes, all on terms, and pursuant to documentation, at least as favorable to such Holder as the terms and documentation of such Other Transaction, and reasonably satisfactory to such Holder; and

(d) use its reasonable efforts to obtain all consents required in connection with such Other Transaction; provided that such exchanges, individually or in the aggregate, are not prohibited by any applicable law, statute, rule, regulation, judgment, order, writ or decree of any Governmental Entities.

18. Counterparts and Facsimile. This Exchange Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. This Exchange Agreement may be executed by any one or more of the parties hereto by facsimile.

IN WITNESS WHEREOF, this Exchange Agreement has been entered into as of the date first written above.

ANTHRACITE CAPITAL, INC.

By:	/s/ Richard M. Shea
	Name:	Richard M. Shea
	Title:	President and Chief Operating Officer

KODIAK CDO I, LTD., as Holder

By:	Kodiak CDO Management LLC, as Collateral Manager

By:	Kodiak Funding, LP
Its:	Sole Member

By:	Kodiak Funding Company, Inc.
Its:	General Partner

By:	/s/ Robert M. Hurley
Name: Robert M. Hurley
Title: Chief Financial Officer

KODIAK CDO II, LTD., as Holder

By:	Kodiak CDO Management LLC, as Collateral Manager

By:	Kodiak Funding, LP
Its:	Sole Member

By:	Kodiak Funding Company, Inc.
Its:	General Partner

By:	/s/ Robert M. Hurley
Name: Robert M. Hurley
Title: Chief Financial Officer

ATTENTUS CDO III, LTD., as Holder

By:	Attentus Management Group, LLC, as Collateral Manager

By:	280 Appleridge, LLC
Its:	Managing Member

By:	Kodiak CDO Management LLC
Its:	Sole Member

By:	Kodiak Funding, LP
Its:	Sole Member

By:	Kodiak Funding Company, Inc.
Its:	General Partner

By:	/s/ Robert M. Hurley
Name: Robert M. Hurley
Title: Chief Financial Officer

TABERNA PREFERRED FUNDING IX, LTD., as Holder

By:	/s/ Mora Goddard
Name: Mora Goddard
Title: Director

SCHEDULE I

List of Beneficial Owners of Existing Notes

Holder	Principal Amount of Existing Indenture I Notes Held as of the Exchange Date	Principal Amount of New Indenture I Notes to Be Received upon Completion of the Exchange
Kodiak CDO II, Ltd.	$28,125,000	$33,750,000
Kodiak CDO I, Ltd.	$8,125,000	$9,750,000

Total:	$36,250,000	$43,500,000

Addresses for notices:

Kodiak CDO I, Ltd.

Kodiak CDO II, Ltd.

c/o Kodiak Capital Management Company LLC

2107 Wilson Boulevard

Arlington, Virginia 22201

Attention: Robert M. Hurley

Facsimile: (703) 351-7901

SCHEDULE II

List of Beneficial Owners of Existing Notes

Holder	Principal Amount of Existing Indenture II Notes Held as of the Exchange Date	Principal Amount of New Indenture II Notes to Be Received upon Completion of the Exchange
Attentus CDO III, Ltd.	$6,250,000	$7,500,000

Total:	$6,250,000	$7,500,000

Addresses for notices:

Attentus CDO III, Ltd.

c/o Attentus Capital Management, LLC

2107 Wilson Boulevard

Arlington, Virginia 22201

Attention: Robert M. Hurley

Facsimile: (703) 351-7901

SCHEDULE III

List of Beneficial Owners of Existing Notes

Holder	Principal Amount of Existing Indenture III Notes Held as of the Exchange Date	Principal Amount of New Indenture III Notes to Be Received upon Completion of the Exchange
Taberna Preferred Funding IX, Ltd.	$15,000,000	$18,000,000
Attentus CDO III, Ltd.	$7,000,000	$8,400,000

Total:	$22,000,000	$26,400,000

Addresses for notices:

Taberna Preferred Funding IX, Ltd.

c/o Taberna Capital Management, LLC

450 Park Avenue, Floor 11

New York, New York 10022

Attention: Mr. Raphael Licht

Facsimile: (212) 243-9039

with a copy to:

Winston & Strawn LLP

35 W. Wacker Drive

Chicago, Illinois 60601

Attention: Katherine A. McAvoy

Facsimile: (312) 558-5700

Attentus CDO III, Ltd.

c/o Attentus Capital Management, LLC

2107 Wilson Boulevard

Arlington, Virginia 22201

Attention: Robert M. Hurley

Facsimile: (703) 351-7901

SCHEDULE 3(l)

[Flow of Funds and Settlement Statement]

SCHEDULE 4(f)

Certain Offers of Similar Securities

The Company has made offers to not more than three other entities with respect to exchanges of the notes, other than the Existing Notes, outstanding under the Original Indentures (as defined in the New Indentures). Such offers were on terms similar to those of the Notes.

SCHEDULE 4(m)

List of Significant Subsidiaries

Anthracite 2004-HY1 Ltd., a Cayman Company

Anthracite 2005-HY2 Ltd., a Cayman Company

Anthracite Funding, LLC, a Delaware limited liability company

Anthracite CDO I, Ltd., a Cayman Company

Anthracite CDO II, Ltd., a Cayman Company

Anthracite CDO III, Ltd., a Cayman Company

Anthracite CRE CDO 2006-HY3 Ltd., a Cayman Company

Anthracite Euro CRE CDO 2006-1 P.L.C., an Irish limited company

AHR Capital MS Limited, an Irish limited company

SCHEDULE 4(q)

Certain Litigation

None.

ANNEX A

FORM OF COMPANY COUNSEL’S OPINION

ANNEX B-1

FORM OF TAX COUNSEL OPINION

ANNEX B-2

FORM OF TAX COUNSEL OPINION

ANNEX C

FORM OF NEW TRUSTEE I AND II COUNSEL OPINION

ANNEX D

FORM OF NEW TRUSTEE III COUNSEL OPINION

ANNEX E

FORM OF OFFICER’S FINANCIAL CERTIFICATE

The undersigned, the [CHIEF EXECUTIVE OFFICER/PRESIDENT/SENIOR VICE PRESIDENT] and the [CHIEF FINANCIAL OFFICER/CHIEF ACCOUNTING OFFICER/TREASURER/ASSISTANT TREASURER] of Anthracite Capital, Inc. (the “Company”) hereby certifies, pursuant to Section 6(f) of the Exchange Agreement, dated as of October [•], 2009 (the “Exchange Agreement”), between the Company and [APPLICABLE TRUSTEE], as trustee, that, as of [DATE], [YEAR], the Company, if applicable, and its subsidiaries had the following ratios and balances:

1. Debt Service Coverage Ratio

a. Adjusted Net Income (as defined in the Indenture):	$	____________

b. Cash Interest Expense (as defined in the Indenture) on recourse Debt:	$	____________

c. Ratio of (x) Adjusted Net Income to (y) Cash Interest Expense on recourse Debt:	$	____________

2. Tangible Net Worth (as defined in Indenture):	$	____________

3. Debt-to-Total Capitalization Ratio

a. Consolidated Indebtedness (as defined in the Indenture):	$	____________

b. Consolidated Capitalization (as defined in the Indenture):	$	____________

c. Ratio of (x) Consolidated Indebtedness to (y) Consolidated Capitalization		____________	%

[FOR FISCAL YEAR END: Attached hereto are the audited consolidated financial statements (including the balance sheet, income statement and statement of cash flows, and notes thereto, together with the report of the independent accountants thereon) and a general and administrative expense report of the Company and its consolidated subsidiaries for the three (3) years ended [DATE], [YEAR].]

[FOR FISCAL QUARTER END: Attached hereto are the unaudited consolidated and consolidating financial statements (including the balance sheet, income statement and statement of cash flows) and a general and administrative expense report of the Company and its consolidated subsidiaries for the fiscal quarter ended [DATE], [YEAR].]

The financial statements fairly present in all material respects, in accordance with U.S. generally accepted accounting principles (“GAAP”), the financial position of the Company and its consolidated subsidiaries, and the results of operations and changes in financial condition as of the date, and for the [QUARTER] [YEAR] ended [DATE], [YEAR], and such financial statements have been prepared in accordance with GAAP consistently applied throughout the period involved (expect as otherwise noted therein).

E-1

There has been no monetary default with respect to any indebtedness owed by the Company and/or its subsidiaries (other than those defaults cured within thirty (30) days of the occurrence of the same) [except as set forth below:].

Attached hereto is a current organizational chart of the Company and its subsidiaries as of the date hereof.

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Financial Certificate as of this [DAY] day of [MONTH], [YEAR].

ANTHRACITE CAPITAL, INC.

By:
Name:
Title:

By:
Name:
Title:

E-2